SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 25, 2002

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

  Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

     On July 25, 2002, Xcel Energy Inc. announced earnings for the second quarter of 2002. In addition, Xcel Energy discussed plans for integration of NRG Energy, Inc., a wholly owned subsidiary, liquidity and credit contingencies and 2002 earnings guidance. For more information see the press release included in this Form 8-K as Exhibit 99.01.

     On July 26, 2002, Standard & Poor’s Ratings Services announced it had lowered NRG’s corporate credit rating to BB. The secured NRG Northeast Generating LLC bonds and the NRG South Central Generating LLC bonds were lowered to BB. The senior unsecured bonds of NRG were lowered to B-plus. All the NRG debt issues and the corporate credit rating were placed on “credit watch” with negative implications. The ratings on Xcel Energy and its utility subsidiaries were also placed on “credit watch” with negative implications, pending the outcome of negotiations to obtain a waiver or modification of certain cross-default provisions under Xcel Energy’s $800 million credit facilities that could be triggered if NRG is unable to meet certain requirements to provide additional collateral as a result of the credit downgrade. For more information regarding the implications of the credit rating change, see the press release included in this Form 8-K as Exhibit 99.01. Standard & Poor’s ratings are not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating.

     As disclosed in the press release attached as Exhibit 99.01, in July 2002, NRG reached a tentative agreement with Connecticut Light & Power (CL&P) that would result in higher wholesale revenues to NRG, a supplier of wholesale power to CL&P. CL&P filed an emergency petition with the Connecticut Department of Public Utility Control (DPUC) asking for approval of a shift of wholesale supply agreement revenues, effective Aug. 1, 2002, through Dec. 31, 2003, that would reallocate 0.7 cents per kilowatt-hour in the wholesale price paid to existing suppliers. On July 26, 2002, subsequent to the date of the press release attached as Exhibit 99.01, the DPUC denied the request of CL&P for an emergency letter ruling. NRG expects to continue negotiations for receipt of capacity payments for critical generating units in Connecticut.

On July 29, 2002, Moody’s Investors Service lowered the senior unsecured debt rating of NRG from Baa3 to B1 and assigned a Senior Implied rating of Ba3 to NRG. Moody’s also lowered the senior unsecured debt rating of Xcel Energy to Baa2 from A3. Xcel Energy, NRG and Xcel Energy’s utility subsidiaries were placed under review for possible downgrade. Moody’s ratings are not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating.

On July 30, 2002, Fitch Ratings lowered the outstanding ratings of Xcel Energy and its operating utility subsidiaries. Xcel Energy’s senior unsecured rating was lowered to BB+ from BBB+. It’s commercial paper rating was lowered to B from F2 and withdrawn. The ratings of Xcel Energy’s operating utility subsidiaries; Northern States Power Company-MN, Northern States Power Company-WI, Public Service Company of Colorado and Southwestern Public Service; were also lowered but remain investment grade. Fitch’s ratings are not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating.

     In the attached press release, Xcel Energy discussed the receipt of one subpoena from the Securities and Exchange Commission (SEC) and two from the Commodity Future Trading Commission (CFTC) regarding certain trading activities. These trading activities were the subject of a previous report by Xcel Energy to the Federal Energy Regulatory Commission (FERC) and are on Xcel Energy’s website.

     The trading activities of Xcel Energy’s subsidiary, Public Service Company of Colorado (PSCo), involved six transactions with Reliant Energy, in which PSCo bought a quantity of power and simultaneously sold the same quantity back to Reliant. Xcel Energy does not believe that any of these transactions were “wash sales” of the type that have been reported by others in the industry. Five of the transactions were at a profit, and one was done at no profit in consideration of future for-profit transactions.

     As stated in the caption of the subpoenas, the subpoena from the SEC was in connection with its investigation of Reliant Resources, Inc., not Xcel Energy or PSCo. The CFTC subpoenas were issued in an investigation of “certain trading by energy and power marketing firms.” Therefore, Xcel Energy does not know whether the CFTC subpoenas were directed at a particular company, a set of companies, or were in connection with a review of industry activities. To date, in responding to the CFTC subpoenas, Xcel Energy has primarily produced the same information that it previously gave to the FERC and that is available on Xcel Energy’s website. Xcel Energy is continuing to cooperate in responding to the subpoenas. Unlike the issues facing others in the industry, Xcel Energy continues to believe that the trading activities of PSCo were properly reported, were not “wash sales” and were not in violation of any statutes or regulations.

Forward-Looking Information

This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include the statement regarding the 2002 earnings target and other statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the integration of NRG into Xcel Energy; the realization of expectations regarding the NRG financial improvement plan and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.01	Press Release Regarding second quarter 2002 Xcel Energy earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ Edward J. McIntyre

Edward J. McIntyre Vice President and Chief Financial Officer

July 31, 2002